Exhibit 99.1

TRANSCEPT PHARMACEUTICALS REPORTS

SECOND QUARTER 2011 FINANCIAL RESULTS

Conference call scheduled for 4:30 PM Eastern time today

Point Richmond, Calif., August 11, 2011 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three and six months ended June 30, 2011.

Transcept reported cash, cash equivalents and marketable securities of $59.6 million at June 30, 2011. Cash use during the quarter ended June 30, 2011 averaged $1.2 million per month.

Transcept is working to schedule a meeting with the U.S. Food and Drug Administration (FDA), which is currently expected to take place by the end of September 2011, to discuss the Complete Response Letter regarding the New Drug Application (NDA) for Intermezzo® (zolpidem tartrate sublingual tablet). The Complete Response Letter, received by Transcept on July 14, 2011, indicated that the FDA could not approve the NDA in its present form. The NDA seeks approval to market Intermezzo® for use as-needed for the treatment of insomnia when a middle of the night awakening is followed by difficulty returning to sleep. Transcept plans to provide an update on its discussions with the FDA, if appropriate, after receipt of official FDA minutes of the planned meeting.

Three months ended June 30, 2011 financial results

Transcept recorded $3.1 million of revenue for each of the quarters ended June 30, 2011 and June 30, 2010, related to recognition of a portion of the $25 million non-refundable license fee received from Purdue Pharmaceutical Products L.P. in connection with the collaboration agreement for commercialization of Intermezzo® in the United States. Transcept is recognizing the $25 million license fee over a 24-month period that commenced in August 2009.

Research and development expense for the quarter ended June 30, 2011 was approximately $2.76 million, compared to approximately $2.41 million for the same period in 2010. Research and development expense in the second quarter of 2011 was primarily attributable to expense associated with our Phase 2 study for the TO-2061 development program, while research and development expense for the comparable quarter in 2010 primarily related to the Intermezzo® development program. Research and development expense included non-cash stock compensation expense of approximately $172,000 for the quarter ended June 30, 2011 and approximately $107,000 for the quarter ended June 30, 2010.

General and administrative expense for the quarter ended June 30, 2011 was approximately $2.58 million, compared to approximately $2.77 million for the same period in 2010. General and administrative expense included non-cash stock compensation expense of approximately $443,000 for the quarter ended June 30, 2011, compared to approximately $370,000 for the quarter ended June 30, 2010.

Net loss for the quarter ended June 30, 2011 was approximately $2.25 million, or $0.17 per share (basic and diluted), compared to a net loss of approximately $2.06 million, or $0.15 per share (basic and diluted), for the quarter ended June 30, 2010. The weighted average shares used to calculate basic and diluted net loss per share were 13,488,151 and 13,402,395 for the quarters ended June 30, 2011 and June 30, 2010, respectively. At June 30, 2011, there were 13,515,060 common shares outstanding and 2,942,541 common shares underlying outstanding options and warrants and outstanding common shares subject to repurchase.

Six months ended June 30, 2011 financial results

Transcept recorded $6.25 million of revenue for each of the six months ended June 30, 2011 and June 30, 2010, related to recognition of a portion of the $25 million non-refundable license fee received from Purdue Pharmaceutical Products L.P. in connection with the collaboration agreement for commercialization of Intermezzo® in the United States. Transcept is recognizing the $25 million license fee over a 24-month period that commenced in August 2009.

Research and development expense for the six months ended June 30, 2011 was approximately $5.25 million, compared to approximately $4.77 million for the same period in 2010. Research and development expense for the six months ended June 30, 2011 was primarily attributable to expense associated with our TO-2061 development program including the manufacture of clinical materials and clinical trial costs incurred for our Phase 2 clinical study. Research and development expense for the six months ended June 30, 2010 was primarily attributable to the Intermezzo® development program, including packaging design changes, the manufacture of clinical materials and clinical trial costs that were incurred for the highway driving study. Research and development expense included non-cash stock compensation expense of approximately $327,000 for the six months ended June 30, 2011 and approximately $205,000 for the six months ended June 30, 2010.

General and administrative expense for the six months ended June 30, 2011 was approximately $5.13 million, compared to approximately $5.37 million for the same period in 2010. The decrease in general and administrative expense for the six months ended June 30, 2011 as compared to the same period in 2010 is primarily due to lower external professional fees, including legal, market research and third-party consulting. General and administrative expense included non-cash stock compensation expense of approximately $1.03 million for the six months ended June 30, 2011, compared to approximately $0.71 million for the six months ended June 30, 2010.

Net loss for the six months ended June 30, 2011 was approximately $4.19 million, or $0.31 per share (basic and diluted), compared to a net loss of approximately $3.90 million, or $0.29 per share (basic and diluted), for the six months ended June 30, 2010. The weighted average shares used to calculate basic and diluted net loss per share were 13,474,637 and 13,397,047 for the six months ended June 30, 2011 and June 30, 2010, respectively.

Conference call and webcast information

Transcept will host a conference call and webcast on Thursday, August 11, 2011, at 4:30 p.m. ET to discuss second quarter 2011 financial results. Telephone numbers for the live conference call are 877-638-4558 (U.S.) or 914-495-8537 (International). The webcast can be accessed on the Investors page of the Transcept website at www.transcept.com and will be available for replay until close of business on October 31, 2011. A playback of the call will be available through August 14, 2011 by dialing 855-859-2056 (U.S.) or 404-537-3406 (International), replay ID: 84304811.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Transcept is developing Intermezzo® (zolpidem tartrate sublingual tablet) as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. Transcept is also developing TO-2061, a low dose ondansetron augmentation therapy for patients with obsessive compulsive disorder (OCD) who have not adequately responded to treatment with approved first-line pharmacotherapy. For further information, please visit the Transcept website at: www.transcept.com.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, plans to meet with the FDA and provide an update on discussions between Transcept and the FDA. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including, but are not limited to, the following: whether Transcept is able to obtain from its planned meeting with FDA and the official minutes of the meeting information that would be sufficient to provide investors with reliable information on which to base an investment decision in Transcept and whether Transcept believes it can sufficiently satisfy, through a re-submission of the Intermezzo® NDA, concerns expressed by FDA in its July 14, 2011 Complete Response Letter. These and other risks are described in greater detail in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
License fee revenue	$3,125	$3,125	$6,250	$6,250

Operating expense:
Research and development	2,763	2,407	5,254	4,767
General and administrative	2,582	2,769	5,126	5,373

Total operating expense	5,345	5,176	10,380	10,140

Loss from operations	(2,220)	(2,051)	(4,130)	(3,890)
Interest and other income (expense), net	(26)	(10)	(55)	(13)

Net loss	$(2,246)	$(2,061)	$(4,185)	$(3,903)

Basic and diluted net loss per share	$(0.17)	$(0.15)	$(0.31)	$(0.29)

Weighted average shares outstanding	13,488	13,402	13,475	13,397

Transcept Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,898	$13,720
Marketable securities	54,728	54,251
Other current assets	1,369	1,452

Total current assets	60,995	69,423
Property and equipment, net	438	614
Goodwill	2,962	2,962
Other assets	808	808

Total assets	$65,203	$73,807

Liabilities and stockholders’ equity
Current liabilities:
Deferred revenue	$1,042	$7,292
Other current liabilities	2,686	2,356

Total current liabilities	3,728	9,648
Other non-current liabilities	177	348

Total liabilities	3,905	9,996
Stockholders’ equity:
Common stock and additional paid-in capital	161,656	160,023
Accumulated deficit	(100,399)	(96,214)
Accumulated other comprehensive income	41	2

Total stockholders’ equity	61,298	63,811

Total liabilities and stockholders’ equity	$65,203	$73,807

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director, Corporate Communications

(510) 215-3567

gmann@transcept.com